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                                                                  Exhibit 99.03


                                                          FOR IMMEDIATE RELEASE
                                                           --------------------


                 POLLO TROPICAL RECEIVES LAWSUIT IN RESPONSE TO
                   GOING PRIVATE BUYOUT OFFER FROM CO-FOUNDER

         MIAMI, FL, March 19, 1998 - - Pollo Tropical, Inc. (Nasdaq/NM: POYO) announced today that a lawsuit has been instituted by purported shareholders of the Company alleging a breach of fiduciary duties and seeking damages and other relief in response to the Company's announcement that it had received a proposal from Larry J. Harris, the co-founder and Chief Executive Officer of the Company, for the merger of the Company, pursuant to which the public shareholders of the Company would receive $10.00 per share in cash.

         As previously reported, the Board of Directors of the Company has established a special committee to evaluate and consider the proposal. The special committee has not, to date, responded to the going private proposal.

                                    * * * * *

         Pollo Tropical, Inc., headquartered in Miami, owns and operates 36, and franchises 17, quick-service restaurants featuring grilled fresh chicken marinated in a proprietary blend of tropical fruit juices and spices and authentic "made from scratch" side dishes served in an inviting tropical setting.

Company Contact:  Carl Drew
                  Chief Financial Officer
                  (305) 670-7696